EXHIBIT 99.1
Ocean Power Technologies Announces Results for the
Fiscal Fourth Quarter and Year Ended April 30, 2011
Record Backlog and Major Deployment Achieved
Pennington, NJ — July 14, 2011 — Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its fiscal fourth quarter and year ended April 30, 2011.
Highlights
•
Contract backlog increased to a record $8.9 million as of April 30, 2011. This reflects $10.3 million of new orders brought in during fiscal year 2011, including recent US Department of Energy (“DOE”) awards for the PB150 program in Reedsport, Oregon and for development of the next generation PB500 PowerBuoy.

•	Revenue increased by 31% for the twelve months ended April 30, 2011 compared to fiscal 2010, reflecting orders from the US Navy, DOE and the United Kingdom’s Technology Strategy Board.

•	Achieved Lloyd’s Register certification for the PB150 PowerBuoy design, providing independent, third-party assurance of its compliance with international standards.

•
Successfully deployed the first PB150 PowerBuoy off the coast of Scotland on April 15, 2011, with initial reported power levels for this utility-scale system outperforming expectations. The Company believes the capacity factor represented by these results exceeded that experienced by most other renewable sources.

•
First-ever grid connected wave energy device in the US, installed by OPT at the Marine Corps Base in Hawaii, completed 5 million cycles in operation — demonstrating in-ocean performance and survivability.

•
Relationship with Mitsui Engineering & Shipbuilding Co. Ltd. strengthened further with the award of a first-stage contract for development of a new PowerBuoy mooring system suitable for Japanese sea conditions.

•
On track to build and ocean-test a wave energy conversion system for homeland security under the US Navy’s Littoral Expeditionary Autonomous PowerBuoy (“LEAP”) program during the second half of calendar year 2011.

“Ocean Power Technologies ended fiscal 2011 with the highest backlog in its history as we achieved further progress towards PowerBuoy commercialization,” said Charles F. Dunleavy, Chief Executive Officer of OPT. “We are pleased with the many recent developments, including the successful deployment of our PB150 off Scotland, and we expect the remainder of calendar 2011 to be active as well — with ongoing progress on our PB150 in Oregon and with the planned ocean-test of a LEAP system. We also continue to pursue opportunities in Europe, Australia, the US and Japan, and believe fiscal 2012 will be a year marked by strengthening demand, top line growth and additional operating improvements. Ocean Power Technologies remains at the forefront of making reliable, cost-competitive, clean wave power a commercial reality.”

Financial Review
Fiscal Fourth Quarter
OPT’s contract backlog at April 30, 2011 was $8.9 million, compared to $5.7 million at April 30, 2010 and $5.8 million at January 31, 2011. The reported backlog at fiscal year end includes two previously announced awards from the DOE totaling $4.8 million for the deployment of one of OPT’s PowerBuoys at Reedsport, Oregon and for the development of the PB500 PowerBuoy. Backlog includes both funded amounts and unfunded amounts that are expected to be funded in the future. Funded backlog at April 30, 2011 and 2010 was $6.9 million and $5.2 million, respectively.
For the three months ended April 30, 2011, OPT reported revenue of $1.9 million as compared to revenue of $2.4 million in the three months ended April 30, 2010. This decrease primarily reflects a reduction in revenue from OPT’s Deep Water Active Detection System (“DWADS”) project with the US Navy as that contract moved toward completion.
The operating loss for the three months ended April 30, 2011 was $5.4 million as compared to a loss of $6.4 million for the three months ended April 30, 2010. The reduction in operating loss in the current fiscal quarter was primarily due to a decrease in product development costs, principally for the PB150 system in Oregon, and an increase in gross profit, which were partially offset by an increase in selling, general and administrative costs. The increase in selling, general and administrative costs was largely due to higher compensation and marketing costs.
The net loss was $5.3 million for the three months ended April 30, 2011 compared to $6.2 million for the same period in the prior year. This decrease in net loss was due primarily to the decrease in operating loss and a decrease in foreign exchange losses, partially offset by a decrease in interest income.
Fiscal Year 2011
For the fiscal year ended April 30, 2011, OPT reported revenue of $6.7 million, a 31% increase compared to revenue of $5.1 million in the fiscal year ended April 30, 2010. This increase primarily reflects higher revenue from the US Navy under the LEAP program. In addition, there was an increase in revenue from OPT’s PB150 PowerBuoy project in Reedsport, Oregon and the Company’s PB500 development project. The revenue increases in these projects were partially offset by declines in revenue from OPT’s DWADS project with the US Navy, a utility-scale project in Spain, and a utility PowerBuoy project with the US Navy at the Marine Corps Base in Hawaii, as activity for the current phases of these contracts has been completed.
The operating loss for the fiscal year ended April 30, 2011 was $21.3 million, in line with fiscal year 2010. This reflects an increase in product development costs, principally for the PB150 system in Oregon, and a decrease in gross profit, offset by a reduction in selling, general and administrative costs. Gross profit for the twelve months ended April 30, 2011 was negatively impacted by a reduction in revenue of $240,000 due to a change in estimated revenue recognized in connection with the Company’s project in Spain. In addition, gross profit for the 2010 fiscal year was favorably impacted by a reversal of a provision for contract losses, in connection with the Company’s project in Spain, of approximately $400,000. The decrease in selling, general and administrative costs during fiscal 2011 was largely due to lower full-year compensation and recruiting costs.

The net loss was $20.4 million for the fiscal year ended April 30, 2011 compared to $19.2 million for fiscal year 2010. This increase in net loss was due primarily to lower interest income and other income, and an increase in foreign exchange losses, partially offset by an income tax benefit recognized in fiscal year 2011. Other income for the fiscal year ended April 30, 2010 included a one-time gain of $0.6 million from a favorable settlement of a claim against a supplier of engineering services. During the twelve months ended April 30, 2011, OPT recorded an income tax benefit of $0.4 million in connection with the sale of New Jersey net operating tax losses.
Cash and Investments
On April 30, 2011, total cash, cash equivalents, restricted cash and marketable securities were $48.3 million. Net cash used in operating activities was $4.8 million and $18.8 million for the three and twelve months ended April 30, 2011 respectively. OPT expects the rate of its cash outflows to decrease in fiscal 2012, reflecting completion of significant milestones associated with the construction and deployment of its two PB150 systems for Oregon and Scotland.
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Additional information may be found in the Company’s Annual Report on Form 10-K that will be filed with the US Securities and Exchange Commission (“SEC”). The Form 10-K may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.
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Conference Call Details
The Company will host a conference call to review these results at 10:00 a.m. Eastern Time (3:00 p.m. British Summer Time) today, July 14, 2011. Charles F. Dunleavy, Chief Executive Officer, and Brian M. Posner, Chief Financial Officer, will host the call and webcast.
The call will be available by telephone at 800.265.0241 (toll free in the US) or +1 617.847.8704 (for international callers), using passcode 41625067. Investors may also access a webcast by visiting the Company’s website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888.286.8010 (toll free in the US.) or +1 617.801.6888 (for international callers), replay passcode 19083439, beginning at 1:00 p.m. Eastern on July 14, 2011.
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K and subsequent filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.
About Ocean Power Technologies
Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
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Contact information:

Ocean Power Technologies, Inc.
Brian M. Posner, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact:

Corfin Public Relations Limited
Neil Thapar, Claire Norbury	Telephone: +44 20 7596 2860

Investor Relations Contact:

Darrow Associates	Telephone: +1 646 438 9385
Chris Witty	Email: cwitty@darrowir.com

Consolidated Balance Sheets as of April 30, 2011 and April 30, 2010

	April 30, 2011	April 30, 2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,376,136	4,236,597
Marketable securities	26,018,594	32,536,001
Accounts receivable	1,285,000	1,474,600
Unbilled receivables	456,316	448,686
Other current assets	832,142	1,005,885

Total current assets	32,968,188	39,701,769

Property and equipment, net	792,092	710,563
Patents, net	1,222,368	1,036,881
Restricted cash	1,624,669	1,205,288
Marketable securities	16,323,016	28,865,046
Other noncurrent assets	622,245	1,458,646

TOTAL ASSETS	$53,552,578	72,978,193

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,224,728	1,843,378
Accrued expenses	4,302,952	4,092,113
Unearned revenues	344,022	1,101,541
Current portion of long-term debt	139,378	95,386

Total current liabilities	6,011,080	7,132,418

Long-term debt	450,000	250,000
Deferred credits	600,000	600,000
Other noncurrent liabilities	—	140,685

Total liabilities	7,061,080	8,123,103

OCEAN POWER TECHNOLOGIES, INC.
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares; issued 10,419,183 and 10,390,563 shares, respectively	10,419	10,391
Treasury stock, at cost; 7,685 and 1,072 shares, respectively	(42,734)	(6,443)
Additional paid-in capital	157,174,930	155,726,672
Accumulated deficit	(110,848,972)	(90,413,098)
Accumulated other comprehensive loss	175,907	(503,322)

Total Ocean Power Technologies, Inc. stockholders’ equity	46,469,550	64,814,200

Noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd	21,948	40,890

Total equity	46,491,498	64,855,090

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,552,578	72,978,193

Consolidated Statements of Operations
For the Three and Twelve Months Ended April 30, 2011 and 2010

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2011	2010	2011	2010
Revenues	$1,928,667	2,352,017	6,691,082	5,101,311
Cost of revenues	1,436,814	2,055,490	6,255,437	4,298,955

Gross profit	491,853	296,527	435,645	802,356

Operating expenses:
Product development costs	3,587,518	4,533,684	13,319,110	13,001,550
Selling, general and administrative costs	2,338,620	2,148,047	8,399,325	9,063,482

Total operating expenses	5,926,138	6,681,731	21,718,435	22,065,032

Operating loss	(5,434,285)	(6,385,204)	(21,282,790)	(21,262,676)

Interest income, net	142,447	267,980	689,276	1,032,484
Other income	—	8,282	—	557,540
Foreign exchange (loss) gain	(23,591)	(133,873)	(229,415)	540,644

Loss before income taxes	(5,315,429)	(6,242,815)	(20,822,929)	(19,132,008)
Income tax benefit	—	—	364,105	—

Net loss	(5,315,429)	(6,242,815)	(20,458,824)	(19,132,008)

Less: Net loss (income) attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty, Ltd.	8,158	12,252	22,950	(38,299)

Net loss attributable to Ocean Power Technologies, Inc.	$(5,307,271)	(6,230,563)	(20,435,874)	(19,170,307)

Basic and diluted net loss per share	$(0.52)	(0.61)	(1.99)	(1.88)

Weighted average shares used to compute basic and diluted net loss per share	10,260,545	10,233,955	10,246,921	10,217,003

Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2011 and 2010

	Twelve Months Ended April 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(20,458,824)	(19,132,008)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss (gain)	229,415	(540,644)
Depreciation and amortization	358,722	365,755
Loss on disposals of equipment	5,293	113,087
Treasury note premium amortization	71,236	146,834
Compensation expense related to stock option grants and restricted stock	1,448,286	1,117,935
Deferred rent	—	(21,649)
Changes in operating assets and liabilities:
Accounts receivable	277,115	(474,407)
Unbilled receivables	1,396	603,765
Other current assets	198,569	77,278
Other noncurrent assets	903,729	(202,731)
Accounts payable	(891,417)	1,047,213
Accrued expenses	(7,923)	153,418
Unearned revenues	(761,473)	827,786
Other noncurrent liabilities	(144,226)	147,684

Net cash used in operating activities	(18,770,102)	(15,770,684)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(7,993,642)	(33,884,604)
Maturities of marketable securities	27,059,601	41,838,886
Restricted cash	(302,871)	(252,080)
Purchases of equipment	(72,998)	(239,449)
Payments of patent costs	(258,732)	(153,667)

Net cash provided by investing activities	18,431,358	7,309,086

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	250,000	—
Repayment of debt	(6,008)	(93,398)
Acquisition of treasury stock	(36,291)	(6,443)

Net cash provided by (used in) financing activities	207,701	(99,841)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	270,582	530,206

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	139,539	(8,031,233)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,236,597	12,267,830

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,376,136	4,236,597